EXHIBIT 99.1
FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf: 631-650-6201
BlissPR: John Bliss: 212-840-1661

VICON REPORTS THIRD QUARTER RESULTS

HAUPPAUGE, NY, August 4, 2011 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the third fiscal quarter ended June 30, 2011. The announcement was made by Chairman and CEO Ken Darby, who said with the patent litigation resolved, the Company can move forward free of the management distraction and financial uncertainty caused by the patent litigation.

Net sales for the third fiscal quarter were $11.0 million, a decrease of 16% compared with $13.1 million in the third quarter of the prior fiscal year. A net loss was incurred of $9.5 million ($2.12 per share), compared with net income of $17,000 ($.004 per diluted share) in the prior year quarter.

For the nine months, net sales were $34.8 million, a decrease of 2% compared with $35.6 million in the first nine months of the prior fiscal year. The net loss totaled $10.7 million ($2.38 per share), compared with a net loss of $1,370,000 ($.30 per share) in the prior year nine-month period.

Commenting on the third quarter results, Mr. Darby said the quarter was a very difficult period from many perspectives. After eight plus years of litigation and U.S. Patent Office re-examinations, it was decided to mediate and settle the patent suit. The Company agreed to pay $5 million in settlement cost and $125,000 in legal fees to put the matter behind us. Also in the quarter, we fully reserved our deferred tax assets of $2.5 million due to the uncertainty surrounding their recoverability. In addition, the Company incurred charges of approximately $300,000 principally relating to a single project warranty claim and certain staff reduction expenses. Weak revenues for the June quarter was the principal reason for the year-over-year decline in gross margins since most production overhead is fixed.

“Putting the litigation behind us was a major step in allowing the Company to move forward. We can now look at strategic options from a different perspective”, said Mr. Darby.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety, communication and process control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$10,951,000	$13,091,000	$34,755,000	$35,565,000
Gross profit	3,876,000	5,597,000	13,387,000	14,908,000
Selling, general and administrative expense	4,223,000	4,162,000	12,368,000	12,861,000
Engineering and development expense	1,515,000	1,423,000	4,428,000	4,165,000
Patent litigation expense	5,125,000	—	5,375,000	—
Operating income (loss)	(6,987,000)	12,000	(8,784,000)	(2,118,000)
Income (loss) before income taxes	(6,966,000)	51,000	(8,618,000)	(1,977,000)
Income tax expense (benefit)	2,548,000	34,000	2,063,000	(607,000)
Net income (loss)	$(9,514,000)	$17,000	$(10,681,000)	$(1,370,000)

Earnings (loss) per share:
Basic	$(2.12)	$—	$(2.38)	$(.30)
Diluted	$(2.12)	$—	$(2.38)	$(.30)

Shares used in computing earnings (loss) per share:
Basic	4,497,000	4,517,000	4,486,000	4,547,000
Diluted	4,497,000	4,568,000	4,486,000	4,547,000